EXHIBIT 10.2


                       EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is effective as of December 31,
1996, between nSTOR CORPORATION, INC., a Delaware corporation
("Employer"), and NORBERT WITT ("Employee").

                           RECITALS:
     A. Employer desires assurance of the continued association and services of Employee in order to retain his experience, abilities, and knowledge, and is therefore willing to engage his services as an employee.
     B. Employee desires to be employed by Employer and is willing to render services on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, the parties agree as follows:
                           ARTICLE I
                          EMPLOYMENT
     1.1 Duties of Employment. Employer shall employ Employee as Executive Vice President or in such other capacity as Employer may from time to time prescribe. During his employment, Employee shall perform the duties specified for his position by Employer, and shall devote his full business time, energy, and ability to the business and interests of Employer. Employee shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement.
          Employee represents to Employer that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it.
     1.2 Term. Subject to earlier termination as provided in this Agreement, Employee shall be employed for a term beginning on the date of this Agreement and ending December 31, 1998.

                          ARTICLE II
                         COMPENSATION
     2.1 Base Salary. During the term of this Agreement, Employer agrees to pay Employee an annual Base Salary of Two Hundred Thousand Dollars ($200,000). The Base Salary shall be payable as current salary, in monthly installments subject to all applicable withholdings and deductions.
     2.2 Bonus Compensation. In addition to the Base Salary, Employee shall be entitled to receive such bonuses, if any, as shall be determined and paid in the sole and absolute discretion of Employer.
     2.3 Incentive Compensation. In addition to the Base Salary, Employer shall pay to Employee as Incentive Compensation (i) five percent (5%) of the net earnings of the Parity Systems Division of Employer for calendar year 1997, and (ii) three percent (3%) of the net earnings of the Parity Systems Division of Employer for calendar year 1998, provided that in no event shall Employee's Incentive compensation for each such calendar year exceed One Hundred Thousand Dollars ($100,000).
          Net earnings for the purpose of determining
Employee's Incentive Compensation shall mean the net earnings of the Parity Systems Division of Employer as shown in Employer's financial statements before deduction for interest expense or taxes (EBIT).
          Employee's Incentive Compensation shall be
determined quarterly during each calendar year and paid within forty-five (45) days after the end of each calendar quarter, subject to all applicable withholdings and deductions.
     2.4 Stock Options. Upon qualification under applicable securities laws of its Employee Stock Option Plan, Employer shall grant Employee, pursuant to the terms of a Stock Option Agreement entered into pursuant to such Plan, options to purchase 100,000 shares of Employer's common stock at a price of Two Dollars and Ten Cents ($2.10) per share. Employee's options shall vest and be exercisable ratably in cumulative monthly increments during the term of Employment.
     2.5  Additional Benefits.  During the employment term:
          (a) Employee shall be entitled to receive all benefits of employment generally available to other employees when and as he becomes eligible for them, including health and
life insurance, and pension benefits.   Employer reserves the
right to modify, suspend, or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated employees, and provided that no such modification, supervision, or discontinuance shall have the effect of reducing or eliminating a benefit which accrued prior to the date of such change.
          (b) Employee shall be entitled to paid vacation in accordance with Employer's policies and practices in effect with respect to Employer's other similarly situated employees.
          (c) To the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Employee promptly for reasonable business expenses made and substantiated in accordance with the policies and procedures established from time to time by Employer.

                          ARTICLE III
              CONFIDENTIALITY AND NON-DISCLOSURE
     Employee acknowledges and understands that he presently has now and will receive, during the term of employment, confidential and proprietary information of Employer. In order to preserve and protect such information, Employee agrees to enter into and execute, concurrently with the execution of this Agreement, the Employee Proprietary Information Agreement in the form and on the terms attached as Exhibit A.

                          ARTICLE IV
                          TERMINATION
     4.1  Termination for Cause.   Employer may terminate this
Agreement at any time upon written notice if Employee commits any material act of dishonesty; commits a material breach of this Agreement, the Employee Proprietary Information Agreement and Noncompetition Agreement (copies of which are attached as Exhibits A and B), is guilty of gross carelessness or willful misconduct; habitually neglects his duties of employment; or acts in a way that has a direct, substantial, and adverse effect on Employer's reputation.
     4.2  Termination Without Cause.   Employer may terminate
this Agreement without cause upon sixty (60) days prior written notice to Employee.
     4.3  Resignation.   Employee may terminate this Agreement
by giving Employer sixty (60) days prior written notice of
resignation.
     4.4  Death or Disability.   This Agreement shall
terminate immediately upon the death or disability of Employee. "Disability" shall be deemed to occur at the end of any calendar month during which Employee is and has been for the [four] consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform substantially all of his duties under this Agreement in the normal and regular manner.
     4.5  Benefits on Termination.   Upon the termination of
Employee's employment pursuant to Section 4.1 (for cause), 4.3 (resignation), or 4.4 (death or disability), Employer shall pay Employee his Base Salary and Incentive Compensation accrued on a pro rata basis through the effective date of such termination, and Employer shall thereafter have no further obligations to Employee under this Agreement, except those obligations provided by applicable law.
          Upon the termination of Employee's employment pursuant to Section 4.2 (without cause), Employer shall pay Employee his Base Salary and Incentive Compensation for the balance of the term specified in Section 1.2, and Employer shall thereafter have no further obligations to Employee under this Agreement.
                           ARTICLE V
                      GENERAL PROVISIONS
     5.1  Entire Agreement.   This Agreement (including
Exhibits A and B) contains the entire agreement between the parties covering the subject matter described therein and supersedes all prior oral and written agreements, understandings, commitments, and practices between them, including all prior employment agreements, whether or not fully performed by Employee before the date of this Agreement. No oral modifications, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties.
     5.2  Governing Law.   The formation, construction, and
performance of this Agreement shall be construed in accordance with the laws of the State of California, and the correct venue for purposes of any proceeding brought to enforce or interpret the provisions Agreement shall be deemed to be the County of Santa Clara, State of California.
     5.3  Notices.   Any notices to Employer required or
permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to Employer at its then principal place of business. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in Employer's files. Fur purposes of determining any time limit in this Agreement, a notice shall be deemed to have been given
(i) on the date of service, if served personally, or (ii) on the second business day after mailing.
     5.4  Severability.   If any provision of this Agreement
is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.
     5.5  Counterparts.   This Agreement may be executed in
one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     5.6  Legal Fees and Expenses.   Should any party
institute any action or proceeding to enforce this Agreement or any provision thereof, or for damages by reason of any alleged breach of this Agreement, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with such action or proceeding.
     5.7  Assignment.   This Agreement and the rights, duties,
and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment or delegation without such prior written consent shall be void and of no effect. Notwithstanding the foregoing, Employer may assign or delegate its rights, duties, and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of Employer through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of Employer.
     5.8  Binding Effect.   This Agreement shall inure to the
benefit of, and the obligations hereunder shall continue to be binding upon, the parties and their respective successors, assigns, heirs, and personal representatives.
     5.9  Non-Waiver.   No failure or neglect of either party
hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege. All waivers by either party must be contained in a written instrument signed by the party to be charged.
     5.10 Indemnification. Employer shall indemnify and hold Employee harmless for actions taken in good faith while performing services for Employer during the term of this Agreement. Employer will advance and pay all expenses (including reasonable attorney's fees) and costs actually and necessarily incurred by Employee in connection with the defense of any action, suit, or proceeding which has been brought against Employee by reason of such indemnified actions taken in good faith while performing services for Employer during the term of this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

EMPLOYER:                           EMPLOYEE:

nStor Corporation, Inc., a
Delaware corporation

       /s/ D. Smith                    /s/ N. D. Witt
By___________________________
____________________________
                                    NORBERT WITT
Its     President